As Filed with the Securities and Exchange Commission on May 8, 1999
                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------

                                    FORM SB-2
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                            -------------------------


                                 FAN ENERGY INC.
                                ----------------
                 (Name of small business issuer in its charter)

                Nevada                                       1311
     -----------------------------                ---------------------------
      (State or jurisdiction of                  (Primary Standard Industrial
     incorporation or organization)               Classification Code Number)

                                   77-0140428
                               -----------------
                                (I.R.S. Employer
                               Identification No.

                                                       George H. Fancher Jr.
       1801 Broadway, Suite 720                      1801 Broadway, Suite 720
        Denver, Colorado 80202                        Denver, Colorado 80202
            (303) 296-6600                                (303) 296-6600
 ---------------------------------------            ----------------------------
(Address and telephone number of                   (Name, address and telephone
 principal executive offices and address            number of agent for service)
 of principal place of business)

                                 With Copies to:

                               Alan W. Peryam, LLC
                         1120 Lincoln Street, Suite 1000
                             Denver, Colorado 80203
                                 (303) 866-0900


     Approximate date of proposed sale to the public: As soon as practicable following the date on which the Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-47699

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]



                                          CALCULATION OF REGISTRATION FEE

                                                                     Proposed             Proposed
                                                                      Maximum              Maximum           Amount of
Title of Each Class of                        Amount to be        Offering Price          Aggregate        Registration
Securities To Be Registered                    Registered            Per Share         Offering Price           Fee
---------------------------                   ------------          -----------       ----------------         ----

Common Stock Purchase Warrants ..........  3,000,000 shares(1)         $0.10              $  30,000            $  8.10

Common Stock, $0.001 par value...........  3,000,000 shares(2)         $0.10              $ 300,000            $ 80.40
                                                                                            -------              -----

         Total                               XXXXX                      XXX               $ 330,000            $ 88.50

------------------------

     (1) To be included in units, each consisting of one share of registrant's common stock and one warrant. The common stock is registered in Registration No. 333-47699 being filed on or about May 5, 2000. For purposes of calculating the registration fee, an offering price of $0.01 is assumed.

     (2) To be issued upon exercise of warrants. The terms of issuance are described in Registration No. 333-47699.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.



                                      (ii)

                                 Fan Energy Inc.

                                     PART I
                     INFORMATION REQUIRED IN THE PROSPECTUS


     Registrant incorporates all information from Part I of Post-Effective Amendment No. 2 of Registration No. 333-47699 as the information required in the prospectus.


















                                      (iii)

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

     Article TWELFTH of the Registrant's Restated Articles of Incorporation provides that no director or officer of the Registrant shall be personally liable to the Registrant or any of its stockholders for damages for breach of fiduciary duty as a director or officer, except that such provision will not eliminate or limit the liability of a director or officer for any act or omission which involves intentional misconduct, fraud or a knowing violation of law or for the payment of any dividend in violation of Section 78.300 of the Nevada Revised Statutes.

     Section 78.751 of the Nevada Revised Statutes permits the Registrant to indemnify its directors, officers, employees and agents if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful.

     To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, the corporation must provide indemnification against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     Article TWELFTH of the Registrant's Restated Articles of Incorporation provides as follows:

               TWELFTH: The corporation shall, to the fullest extent permitted by Nevada law as in effect from time to time, indemnify any person against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the corporation or, while serving as a director or officer of the corporation, he is or was serving at the request of the corporation as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust, association, or other entity. Expenses (including attorneys' fees) incurred in defending an action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding to the fullest extent and under the circumstances permitted by Nevada law. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the corporation against any liability asserted against and incurred by such person in any such capacity or arising out of such person;'s position, whether or not the corporation would have the power to indemnify against such liability under the provisions of this Section TWELFTH. The indemnification provided by this Section TWELFTH shall not be deemed exclusive of any other rights to which those indemnified may be entitled under these Articles of Incorporation, any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, and shall inure to the benefit of their heirs, executors and administrators. The provisions of this Section TWELFTH shall not be deemed to preclude the corporation from indemnifying other persons from similar or other expenses and liabilities as the Board of Directors or the stockholders may determine in a specific instance or by resolution of general application.


     Article VI, Section 1 of the Registrant's Bylaws provides that the Registrant shall provide indemnification to Registrant's officers, directors and employees to the fullest extent permitted under the Nevada General Corporation Law.

Item 25.  Other Expenses of Issuance and Distribution.

     Expenses (none of which will be paid or reimbursed by the Selling Stockholders to the Registrant) payable in connection with the issuance and distribution of the securities being registered hereby are as follows:

Securities and Exchange Commission Registration Fee ..............    $ 88.50
NASD Fees ........................................................      none*
Accounting Fees and Expenses .....................................      none*
Legal Fees and Expenses ..........................................      none*
Printing, Freight and Engraving ..................................      none*
Escrow Fees ......................................................      none*
Miscellaneous ....................................................      none*
                                                                      ------
         Total ...................................................    $ 88.50*

---------------------

         *Estimated.

Item 26.  Recent Sales of Unregistered Securities.

     The following is information with respect to all unregistered securities sold by the Registrant within the past three years.:

     (a) On December 15, 1996 the Registrant issued 636,700 shares of common stock, valued at $6,367 to an officer and director of the Registrant in satisfaction of an obligation owed by the Registrant to the officer for expenses of $6,367 advanced on behalf of the Registrant by such person. The issuance of the shares was exempt from registration under Section 4(2) of the Securities Act, as the person to whom the shares were issued, the President and a director of the Registrant, had full knowledge of the business and affairs of the Registrant, certificates representing the shares were marked with a restrictive legend and the shares were taken for investment.

     (b) On June 2, 1997 the Registrant issued 2,500,000 shares of its common stock and 2,500,000 stock purchase warrants to eight non-U.S. citizens for $500,000 in a private transaction. Each of the warrants entitles the holder to purchase one additional share of common stock of the Registrant at an exercise price of $0.20 per share on or before June 2, 1998. No underwriter was involved in the transaction and there were no underwriting discounts or commissions. The issuance of the securities was exempt from registration under Rule 504 adopted under Regulation D of the Securities Act. Form D was filed by the Registrant.

     (c) On August 29, 1997 the Registrant issued 2,250,000 shares of its common stock to George H. Fancher Jr. in connection with the acquisition by the Registrant of oil and gas properties. Upon issuance of the shares, certificates representing the shares were delivered to an escrow agent pending completion of the acquisition transaction. The acquisition transaction was completed on or about November 11, 1997 at which time the shares were delivered to Mr. Fancher. In the transaction, the Registrant received an assignment of Mr. Fancher's undivided interest in two natural gas exploration and development prospects located in the southern part of the Sacramento Basin in California. The Registrant paid $907,951 in cash and issued the 2,250,000 shares of common stock, valued at $300,000, for the properties. The total of the cash and the stock is intended to be equal to Mr. Fancher' s cost in acquiring and developing the property prior to transfer to the Registrant. No underwriter was involved in the transaction. The issuance of the securities to Mr. Fancher was exempt under
Section 4(2) of the Securities Act. Mr. Fancher acquired the securities for investment, certificates representing the securities were marked with a restrictive legend and stop transfer instructions were placed with the Registrant's stock transfer agent.

     (d) On September 15, 1997 the Registrant issued 250,000 shares of its common stock to six persons for services valued by the Registrant at $50,000. Of the six persons, one is a Canadian attorney who received 25,000 shares for service as a director of the Registrant and for preparation of documentation for the Registrant in connection with the acquisition of oil and gas properties and advise to the officers concerning certain aspects of the acquisition. A second person, also a director at the time of issuance of the shares, was also the Secretary and Treasurer of the Registrant and received 50,000 shares. He provided financial and accounting services to the Registrant and maintained its books and records. Two of the persons, each of whom received 50,000 shares, have substantial experience in the oil and natural gas business and served as consultants to the Registrant in connection with the acquisition of the natural gas exploration properties. They reviewed in detail the geologic and related data available concerning the properties and advised the officers concerning the advisability of the acquisition. A third consultant also received 50,000 shares, and agreed in August 1997 to become a director of the Registrant at the time that the acquisition of the oil and gas properties was completed, he assisted the Registrant to prepare and document its financing and exploration plan and to evaluate and budget the plan of development of the natural gas exploration properties. Of the three consultants, two became directors in November 1997 and the third agreed to provide ongoing consulting services to the Registrant. The sixth person, who received 25,000 shares, is an employee of a business owned by the President of the Registrant and an administrative assistant to the President. This person provided office, administrative and stenographic services to the Registrant. Each of the persons to whom the shares were issued had full knowledge of the business and affairs of the Registrant, each signed a written investment letter which acknowledged thc receipt of information concerning the Registrant and each agreed to hold the shares issued for investment purposes, the certificates representing the shares each bear a restrictive legend and stop transfer instructions were entered with the Registrant's stock transfer agent. No underwriter was involved in the transactions. Based on the foregoing facts, the issuance of the securities was exempt from registration pursuant to Section 4(2) of the Securities Act and/or Rule 506 adopted thereunder.

     (e) On October 31, 1997 the Registrant issued 2,000,000 shares of its common stock and warrants to purchase 1,000,000 shares of common stock to 10 non-U.S. citizens for $1,000,000. Each of the warrants entitles the holder to purchase one additional share of common stock at an exercise price of $0.60 per share on or before October 31, 1998. The Registrant issued cash finder's fees totaling $45,000 and issued warrants entitling the holders to purchase up to 180,000 shares of common stock at $0.50 per share to three nonaffiliated, non-U.S. citizen finders in connection with the transaction. The Registrant's President, William E. Grafham, participated in the private placement and purchased 200,000 shares and 100,000 warrants for $100,000. The issuance of the securities was exempt from registration pursuant to Regulation S adopted under the Securities Act. Each of the purchasers agreed that no sale of any of the securities would be made to any U.S. Person, as defined in Regulation S. except in compliance with the Securities Act.

     (f) In September 1998, the Registrant issued 2,065,000 shares of its common stock to eight persons upon exercise of outstanding warrants originally issued June 2, 1997 (see Item 26(b) above). The warrants were exercised at $0.20 per share for total proceeds of $413,000. 435,000 unexercised warrants expired at the end of August 1998. No underwriter was involved in the transaction and there were no underwriting discounts or commissions. The issuance of the securities was exempt from registration under Section 4(2) of the Securities Act. Each of the persons exercising warrants acquired the securities for investment, certificates representing the securities were marked with a restrictive legend and stop transfer instructions were placed with the Registrant's stock transfer agent.

     (g) Effective July 1,1998, the Registrant issued 215,000 shares of its common stock to four officers and directors of the Registrant in consideration for services, valued at $43,000, provided to the Registrant through June 30, 1998. No underwriter was involved in the transaction. The issuance of securities to the individuals were exempt under Section 4(2) of the Securities Act. Mr. Fancher acquired the securities for investment, certificates representing the securities were marked with a restrictive legend and stop transfer instructions were placed with the Registrant's stock transfer agent.

     (h) Effective December 31, 1999, the Registrant issued 99,788 shares of its common stock to William E. Grafham, President, as payment for $22,452 of rent and administrative services provided to Registrant in 1999. Registrant also issued 100,000 shares to Albert A. Golusin, Secretary, for $22,500 in consulting services provided to Registrant in 1999. No underwriter was involved in the two transactions. Both persons had full information about the business and affairs of the Registrant as a result of their positions as officers. The issuance of the securities was exempt from registration under Section 4(2) of the Securities

Act. Each of the persons exercising warrants acquired the securities for investment, certificates representing the securities were marked with a restrictive legend and stop transfer instructions were placed with the Registrant's stock transfer agent.

Item 27.  Exhibits.

     The following is a list of exhibits filed as part of this Registration Statement.

Exhibit No.    Description and Method of Filing
-----------    --------------------------------

  (3.1) Restated Articles of Incorporation of Eastern Star Mining, Inc., as filed with the Nevada Secretary of State February 7, 1997.*

  (3.2) Certificate of Amendment of Articles of Incorporation of Eastern Star Mining, Inc., as filed with the Nevada Secretary of State May 19, 1997.*

  (3.3) Certificate of Amendment of Articles of Incorporation of Eastern Star Mining, Inc., as filed with the Nevada Secretary of State May 28, 1997.*

  (3.4) Certificate of Amendment of Articles of Incorporation of Eastern Star Holdings, Inc., as filed with the Nevada Secretary of State December 10, 1997.*

  (3.5)        Bylaws of Registrant adopted December 31, 1997.*

  (4.1)        Form of Amended Fund Escrow Agreement.*

  (4.2)        Form of Subscription Agreement.*

  (5.0)        Legality opinion of Alan W. Peryam dated May 4, 2000.*

  (10.1) Letter Agreement dated August 27, 1997 between Registrant and George H. Fancher Jr. d/b/a Fancher Oil Company.*

  (10.2) Agreement With Arizona Corporate Management, Inc. dated November 1, 1998.*

  (10.3)       1997 Incentive and Nonstatutory Stock Option Plan. *

  (10.4) Letter regarding conflicts of interest dated March 6, 1998 between Registrant and George H. Fancher Jr.*

  (10.5) Form of Subscription Agreement for certain officers and consultants.*

  (10.6)       Agreement with Albert Golusin.*

  (10.7)       Form of Lockup Agreement for Selling Securityholders.*

  (10.8)       Participation Agreement dated October 1, 1998 with Fancher Oil
               LLC.(1)

  (10.9)       Agreement dated May 6, 1999 with George H. Fancher Jr.*

  (10.10)      Indemnification Agreement with George H. Fancher Jr.(2)

  (10.11)      Warrant Agency Agreement.*

  (23)         Consent of Wheeler Wasoff, P.C., Independent Certified Public
               Accountants.

  (23.1)       Consent of Alan W. Peryam, LLC.

------------------

         *Incorporated by reference to Registration No. 333-47699.
         (1) Incorporated by reference to Exhibit 10.7 to Registrant's Annual Report on Frm 10- KSB for the fiscal year ended December 31, 1998.
         (2) Incorporated by reference to Exhibit 10.8 to Registrant's Annual Report on Frm 10- KSB for the fiscal year ended December 31, 1999.

Item 28.  Undertakings.

     The undersigned Registrant hereby undertakes that it will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City and County of Denver, State of Colorado on May 8, 2000.

                                  FAN ENERGY INC.


                                  By /s/ William E. Grafham
                                     -------------------------------------------
                                     William E. Grafham, Chief Executive Officer


                                  By  /s/ George H. Fancher Jr.
                                     -------------------------------------------
                                     George H. Fancher Jr., Principal
                                     Financial Officer


                                  By /s/ Albert A. Golusin
                                     -------------------------------------------
                                     Albert A. Golusin, Principal
                                     Accounting Officer

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:


Signature                                  Title                Date
---------                                  -----                ----

/s/ William E. Grafham
----------------------------------         Director             May 8, 2000
William E. Grafham

/s/ George H. Fancher Jr.
----------------------------------         Director             May 8, 2000
George H. Fancher Jr.

/s/ Jeffrey J. Scott
----------------------------------         Director             May 8, 2000
Jeffrey J. Scott

             As Filed with the Securities and Exchange Commission on May 8, 2000

                                                       Registration No._________

--------------------------------------------------------------------------------




                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549






                                    Form SB-2



                             Registration Statement
                                      Under
                           The Securities Act of 1933





                                 FAN ENERGY INC.





                                    EXHIBITS



--------------------------------------------------------------------------------


                                  EXHIBIT INDEX

Exhibit No.    Description and Method of Filing                                      Page
-----------    --------------------------------                                      ----

  (3.1)        Restated Articles of Incorporation of Eastern Star Mining, Inc.,      N/A
               as filed with the Nevada Secretary of State February 7, 1997.*
  (3.2)        Certificate of Amendment of Articles of Incorporation of Eastern      N/A
               Star Mining, Inc., as filed with the Nevada Secretary of State
               May 19, 1997.*
  (3.3)        Certificate of Amendment of Articles of Incorporation of Eastern      N/A
               Star Mining, Inc., as filed with the Nevada Secretary of State
               May 28, 1997.*
  (3.4)        Certificate of Amendment of Articles of Incorporation of Eastern      N/A
               Star Holdings, Inc., as filed with the Nevada Secretary of State
               December 10, 1997.*
  (3.5)        Bylaws of Registrant adopted December 31, 1997.*                      N/A
  (4.1)        Form of Amended Fund Escrow Agreement.*                               N/A
  (4.2)        Form of Subscription Agreement.*                                      N/A
  (5.0)        Legality opinion of Alan W. Peryam dated May 4, 2000.*                N/A
  (10.1)       Letter Agreement dated August 27, 1997 between Registrant and         N/A
               George H. Fancher Jr. d/b/a Fancher Oil Company.*
  (10.2)       Agreement With Arizona Corporate Management, Inc. dated November      N/A
               1, 1998.*
  (10.3)       1997 Incentive and Nonstatutory Stock Option Plan. *                  N/A
  (10.4)       Letter regarding conflicts of interest dated March 6, 1998            N/A
               between Registrant and George H. Fancher Jr.*
  (10.5)       Form of Subscription Agreement for certain officers and               N/A
               consultants.*
  (10.6)       Agreement with Albert Golusin.*                                       N/A
  (10.7)       Form of Lockup Agreement for Selling Securityholders.*                N/A
  (10.8)       Participation Agreement dated October 1, 1998 with Fancher Oil        N/A
               LLC.(1)
  (10.9)       Agreement dated May 6, 1999 with George H. Fancher Jr.*               N/A
  (10.10)      Indemnification Agreement with George H. Fancher Jr.(2)               N/A
  (10.11)      Warrant Agency Agreement.*                                            N/A
  (23)         Consent of Wheeler Wasoff, P.C., Independent Certified Public
               Accountants.
  (23.1)       Consent of Alan W. Peryam, LLC.

-----------------
         *Incorporated by reference to Registration No. 333-47699.
         (1) Incorporated by reference to Exhibit 10.7 to Registrant's Annual Report on Frm 10- KSB for the fiscal year ended December 31, 1998.
         (2) Incorporated by reference to Exhibit 10.8 to Registrant's Annual Report on Frm 10- KSB for the fiscal year ended December 31, 1999.